EXHIBIT 8

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

INO	Independent Evaluation Institute

Report on the Market Value Assessment of a Single Ordinary Share of INTER RAO UES OJSC

No. OB-2454/02/12

Market Value Assessment of a Single Ordinary Share of INTER RAO UES OJSC within 100% block of shares

Objective	As of November 30, 2011. For the purpose of management decision making including Share Redemption Price according to the results of shareholders voting on Reorganizing INTER RAO UES OJSC on the General Shareholders Meeting.

INTER RAO UES OJSC
Customer	Location Address:
27, Bolshaya Pirogovskaya St., Bld. 3, Moscow 119435,
Russian Federation
Independent Valuation Institute LLC
February 28, 2012.	Location Address:
Executor	34, Kozhevennaya Liniya, Saint Petersburg 199103, Russian Federation
Actual Address: 92 A, Marata St., Saint Petersburg 191119,
Russian Federation
Report Preparation	February 28, 2012
Date

Contents

Accompanying Letter	3
Facts in issue and conclusions	8
Assignment for Valuation	10
Information on the Customer, the Executor and the Valuator	11
Assumptions and Restrictive Conditions used by the Valuator during the Valuation	13
Exact Description of the Valuation Object	15
Valuation Standards applied and Valuation Methodology	20
Market research of the Valuation Object	28
Description of the Process of Assessment of the Valuation Object	33
Coordination of the Valuation Results	44
Appendix 1. Valuation Certificate	45
Appendix 2. Subsidiaries and Associates of INTER RAO UES OJSC	46
Appendix 3. Discounting Rate Calculation	48
Appendix 4. Forecast of operating activities of Russian Generating Assets	53
Appendix 5. Cashflow Forecast	60
Appendix 6. Information on Issues of the Company Shares	81
Appendix 7. List of Documents using by the Valuator	82
Appendix 8. Abbreviations and Symbols	83
Appendix 9. Accompanying Forms	84

2	Report on the Market Value Assessment of a Single Ordinary Share of INTER RAO UES OJSC

Accompanying Letter

92 A, Marata St., Saint Petersburg 191119, Russian Federation Tel: (812) 703-43-04 Fax: (812) 703-43-04 ino2003@list.ru www.ipbno.spb.ru

February, 28 2012

27, Bolshaya Pirogovskaya St., Bld. 3, Moscow 119435, the Russian Federation INTER RAO UES OJSC

To: Mr. A.V. Golovlev.
Member of the Board, the Head of Financial and Economic Centre

Dear Andrey Vladimirovich,

According to the Agreement No. 15-12/0 as of February 17, 2012 the Independent Evaluation Institute LLC (hereinafter – the Executor) appraised the market value of a single ordinary share of INTER RAO UES OJSC (herinafter – INTER RAO, the Company, the Customer) as of the 30th of November 2011 (hereinafter – the Valuation Date).

Taking into account the Agreement does not specify the block of share a single ordinary share of the Company should be appraised in, the Valuator considered the present Valuation Object to be a single ordinary share within 100% block of shares

Valuation Objective	Appraisal of the market value of the Valuation Object for the purpose of management decision making including but not limited to Share Redemption Price according to the results of shareholders voting on Reorganizing INTER RAO UES OJSC on the General Shareholders Meeting.

3	Report on the Market Value Assessment of a Single Ordinary Share of INTER RAO UES OJSC

Brief Description of the Valuation Object	The Valuation Object is a single ordinary share of the Company in the nominal value of 0.02809767 (zero point zero two eight zero nine seven six seven) rubles (the Valuation Object) Taking into account that the Agreement does not specify the certain block of shares a single ordinary share shall be valued in, the Valuator considered the Valuation Object as a single ordinary share within 100% block of shares.

Methodology	The assessment was conducted in accordance with the Law “On Valuation Activities in the Russian Federation” issued on July 29, 1998, No. 135-FZ with amendments and supplements as of December 21, 2001, March 21, 2002, November 14, 2002, January 10, 2003, February 27, 2003, August 22, 2004, January 5, 2006, July 27, 2006 and February 5, 2007, Valuation Standards approved by the Order of the Government of the Russian Federation “On the Enactment of the Valuation Standards” issued on July 6, 2001, No. 519, Federal Valuation Standard approved by the Order of The Russian Economic Development Ministry “On the Enactment of the Federal Valuation Standard “General Valuation Concepts, Approaches and Requirements ” issued on July 20, 2007, No. 256, Federal Valuation Standard approved by the Order of The Russian Economic Development Ministry “On the Enactment of the Federal Valuation Standard “Valuation Goal and Types of Values” issued on July 20, 2007, No. 255, Federal Valuation Standard approved by the Order of The Russian Economic Development Ministry “On the Enactment of the Federal Valuation Standard “Requirements to the Valuation Report” issued on July 20, 2007, No. 254, and also with accordance with the International Valuation Standard (IVS). During the appraisal we also were guided by the Standards and Rules of the valuation activities of All-Russian non-governmental organization “The Russian Society of Appraisers” in the part which is not inconsistent with Federal Guard Service (1-3).

The compliance of the current document with the requirements of the Federal Law “On Valuation Activities in the Russian Federation” is ensured by Librovskaya Olga Viktorovna (the Valuator), who has concluded the Employment Agreement with the Executor.

During the valuation process we were guided by the following definition of the market value stated in the Law of the Russian Federation “On Valuation Activities in the Russian Federation” issued on July 29, 1998, No. 135-FZ ”:

“… the market value of the valuation object is the most probable price at which the Object may be alienated at the open market with a real competition, when the parties of a transaction act reasonably and own all the necessary information and any force-majeure shall not influence the transaction quantity of value, that is:

• when one of the parties is not obliged to alienate the valuation object, and the other party is not obliged to accept performance;

• when the parties of a transaction are well- informed about the subject of transaction and act in their own interests;

• when the valuation object is presented at the open market by public offer which is common for the similar valuation objects;

Report on the Market Value Assessment of a Single Ordinary Share of INTER RAO UES OJSC

• when the price of a transaction is a reasonable remuneration for the valuation object and there is no any enforcements to a transaction by any party;

• when the payment for the valuation object is in money equivalent”.

Valuation Procedure	According to our understanding of objectives and targets of the present research and also our experience in similar projects the valuation procedures included the following:

• Collection of the information about the Company activity;

• Discussing the scheme of business operation and management forecasts on certain performance indicators with the Company management;

• Making conclusions on applying of income, cost and comparative approaches for appraisal of the Valuation Object under the results of the information collected;

• Estimating of market value of the Valuation Object;

• Making the Report reflecting the results of the market value calculation (the Report)

Suppositions and Assumption of the Valuation	During the present valuation we were guided by the following general assumptions:

• The Company is an operating enterprise and is continuing its activity in the foreseeable future;

• The Company management and administration of its assets shall be carried out adequately by the authorized people;

• The Company shall comply with all applicable provisions and legal regulations.

Information Source	During the market value assessment of the Valuation Object we were guided by the following information sources:

Documents provided by the Customer

1. Accounting Reporting of the Company as of September 30, 2011.

2. Consolidated Financial Statements of the Company on IFRS as of June 30, 2011.

3. Business-plans for 2011-2012.

4. Investment Program for 2011-2016.

5. Actual (for 2011) and prospective (following the results of 2012) operating indicators of the Company (out-turn, tariffs, fuel efficiency, etc.)

Report on the Market Value Assessment of a Single Ordinary Share of INTER RAO UES OJSC

6. Information on size of shareholding of INTER RAO and its subsidiaries and associates as of November 30, 2011.

Macroeconomic Information

1. The information on the basic parameters of Russian social and economic development according to the Russian Statistics Committee and Economic Development Ministry.

2. Forecasts of national measures of the Russian Federation prepared by the Analytical Agency Economist Intelligence Unit (www.eiu.com) as of November 2011.

Other sources

1. Damodaran Online (www.stern.nyu.edu/~adamodar).

2. Board of Governors of the Federal Reserve System (www.federalreserve.gov).

3. Bloomberg Information Database.

Valuation Results The conclusion on the market value of a single ordinary share of the Company as of the date of valuation, derived using the maximum consistent methods from the viewpoint of the Executor is the following:

0.0284 RUR

Zero point zero two eight four rubles

Valuator Olga Viktorovna Librovskaya, the Valuator, Executive Director of Independent Valuation Institute LLC, Member of the All-Russian non-governmental organization The Russian Society of Appraisers, executed the works on appraising the market value of the Appraisal Object and the Report preparation.

Report on the Market Value Assessment of a Single Ordinary Share of INTER RAO UES OJSC

Assurance on the quality of the conducted research and independence of the Executor	Taking all the available information related to the present valuation it is assured that:

Considered all available data, the facts set forth in the present Report are correct and true;

•      The analytical procedures, summaries and conclusions stated in the present Report are based exceptionally on the assumptions and restricting conditions contained in it and are our own professional procedures, summaries and conclusions which are free from any preconceived notions;

• We had no any interest in valuated properties and the valuation results and acted subjectively and without prejudice;

•      Our remuneration does not depend on the value in the result of the valuation executed, previously adjusted result or any other event after the Valuation Date, and also any other actions or events which are the consequences of analysis, summaries and conclusions contained in the Report , or results of application of the present Report.

Final Comments	The forecasts are based on our understanding of the most probable scenario for development of the current situation, while less probable or unpredictable events could influence the following financial and economic indicators of the Company and as a consequence its value.

We were glad the opportunity to provide our services on the valuation to INTER RAO UES OJSC

Truly Yours,

Librovskaya O.V.,
General Director of Independent Valuation Institute LLC

Report on the Market Value Assessment of a Single Ordinary Share of INTER RAO UES OJSC